Exhibit 99.1
UFood Grill Converts Long Term Debt Into Equity
Closes $2.8 Million In Funding
BOSTON—(BUSINESS WIRE)—UFood Restaurant Group, Inc. (OTCBB: UFFC) is pleased to report that 96% of the holders of its 8% Senior Secured Convertible Debentures (“2009 Debentures”), have elected to convert their 2009 Debentures into shares of the Company’s Series A Preferred Stock. The holders of the Series A Preferred Stock shall be entitled to convert their shares into restricted shares of the Company’s common stock, which will be registered upon filing with the US Securities and Exchange Commission.
Commenting on the debt conversion, Chief Executive Officer of UFood Restaurant Group, Mr. George Naddaff said: “Investors’ conversion of their debt into equity reflects a strong confidence in UFood’s future prospects and expansion plan. As we enter the fourth quarter virtually debt free, the Company is now in a strong position to focus on continuing to build market share for its unique healthy fast food concept while continuing to explore a number of opportunities for creating additional shareholder value.”
Additionally, the Company announces that it has sold $2,795,000 of shares of Series B 8% Convertible Preferred Stock in connection with the first closing of the offering on October 4, 2010. The Company issued 27,950 Series B Preferred Stock and Warrants to investors participating in the offering. In this private placement, investors paid $100 for one share of Series B 8% Convertible Preferred Stock plus 100 warrants.
“We are pleased to announce the closing of this funding,” said Mr. Naddaff. “This capital allows UFood to focus the Company’s growth to capture a massive captive audience, the travel consumer market, where food options are traditionally limited. The funds generated from this offering are to be used primarily to support the franchise expansion offering healthy food options in a convenient and fast food setting.”
For the full terms of the debenture conversion and private placement described above, please see the Form 8-K to be filed by UFood with the Securities and Exchange Commission in connection with such transactions.
About UFood Restaurant Group, Inc.
Headquartered in Boston, MA UFood Restaurant Group, Inc. is a franchisor and operator of fast-casual food service restaurants. UFood Grill offers healthy lifestyle alternative to consumers in the fast-casual restaurant space and is positioned to become a leading player in the “better-for-you” quick-serve restaurant category. The Company is led by franchise innovator George Naddaff, who founded Boston Market and led the franchising of several companies including Sylvan Learning Center and VR Business Brokers. Mr. Naddaff has assembled a veteran management team with a successful record in the franchise market. UFood is currently launching a growth plan to franchise nationwide. To learn more, visit www.ufoodgrill.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks, delays, and uncertainties that may cause our actual results or performance to differ materially from those expressed or implied by these forward-looking statements. These risks, delays, and uncertainties include, but are not limited to: risks associated with the uncertainty of future financial results, our reliance on our sole supplier, the limited diversification of our product offerings, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements.
UFood Restaurant Group, Inc.
Charles A. Cocotas, COO, 617-787-6000